Exhibit 10.1

Execution Version

REVOLVING CREDIT AGREEMENT

(180-Day Facility)

dated as of October 15, 2010

among

ATMOS ENERGY CORPORATION,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent,

WELLS FARGO BANK, N.A.

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.

as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC.

As Sole Lead Arranger

and

SUNTRUST ROBINSON HUMPHREY, INC., WELLS FARGO SECURITIES, LLC,

U.S. BANK NATIONAL ASSOCIATION and BANC OF AMERICA SECURITIES, LLC

as Joint-Bookrunners

ii

Section 9.14.	Patriot Act	54
Section 9.15.	Location of Closing	54
Section 9.16.	No Fiduciary Duty	55

Schedules
Schedule I	-	Applicable Margins and Applicable Percentages
Schedule II	-	Commitment Amounts
Schedule 4.20	-	Secured Indebtedness
Schedule 4.21	-	Subsidiaries

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 2.5	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

iii

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2010, by and among ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish in favor of the Borrower a $200,000,000 revolving credit facility having a scheduled term of 180 days;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Amount” shall have the meaning set forth in Section 2.21.

“Additional Lender” shall have the meaning set forth in Section 2.21.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) to direct or cause direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Commitment Amount” shall mean the aggregate principal amount of the Aggregate Commitments from time to time. On the Closing Date, the Aggregate Commitment Amount equals $200,000,000.

“Aggregate Commitments” shall mean, collectively, all Commitments of all Lenders at any time outstanding.

“Applicable Commitment Fee Percentage” shall mean, as of any date, with respect to the Commitment Fee as of any date, the percentage per annum determined by reference to the applicable Rating Category as set forth on Schedule I; provided, that a change in the Applicable Commitment Fee Percentage resulting from a change in the Rating Category shall be effective on the day on which either rating agency changes its rating and shall continue until the day prior to the day that a further change becomes effective. Notwithstanding the foregoing, the Applicable Commitment Fee Percentage for the Commitment Fee from the Closing Date until the first change in the applicable Rating Category after the Closing Date shall be at Level II as set forth on Schedule I.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, the percentage per annum determined by reference to the applicable Rating Category from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Rating Category shall be effective on the day on which any rating agency changes its rating and shall continue until the day prior to the day that a further change becomes effective. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first change in the applicable Rating Category after the Closing Date shall be at Level II as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) and (iii) the one-month Adjusted LIBO Rate, which rate shall be determined on a daily basis (any changes in such rates to be effective as of the date of any change in such rate) plus one percent (1%) per annum, which rate shall be determined on a daily basis. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Stock” shall mean (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Law” shall mean (i) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, (ii) the adoption of any applicable law, rule or regulation after the date of this Agreement, (iii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iv) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.15(b), by such Lender’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean either of the following events:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 (other than subsection (d) thereof) and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise of 40% or more of the voting power of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for voting stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or

(b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of the Borrower then in office.

“Charges” shall have the meaning set forth in Section 9.12.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 9.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.21, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Commitment, the amount of the assigned “Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Commitment Fee” shall have the meaning set forth in Section 2.11(b).

“Commitment Termination Date” shall mean the earliest of (i) April 13, 2011, (ii) the date on which the Commitments are terminated pursuant to Section 2.6 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Compliance Certificate” shall mean a certificate from a Financial Officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Capitalization” shall mean, without duplication, the sum of (a) all of the shareholders’ equity or net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP plus (b) the aggregate principal amount of Preferred Securities plus (c) the aggregate Minority Interests in Subsidiaries plus (d) Consolidated Funded Debt.

“Consolidated Funded Debt” shall mean, without duplication, the sum of (a) all indebtedness of the Borrower and its Subsidiaries for borrowed money, (b) all purchase money indebtedness of the Borrower and its Subsidiaries (other than trade accounts payable), (c) the principal portion of all obligations of the Borrower and its Subsidiaries under capital leases, (d) all commercial letters of credit and all performance and standby letters of credit issued or bankers’ acceptances created for the account of the Borrower or one of its Subsidiaries, including, without duplication, all unreimbursed draws thereunder, (e) all Guaranty Obligations of the Borrower and its Subsidiaries with respect to funded indebtedness of another Person of the types listed in clauses (a) through (d), (f) all indebtedness of another entity secured by a Lien on any property of the Borrower or any of its Subsidiaries whether or not such indebtedness has been assumed by the Borrower or any of its Subsidiaries, (g) all indebtedness of any partnership or unincorporated joint venture to the extent the Borrower or one of its Subsidiaries is legally obligated with respect thereto, net of any assets of such partnership or joint venture and in the case of the Capital Stock of such partnership or joint venture being held by a Subsidiary, limited to the net worth of such Subsidiary, (h) all obligations of the Borrower and its Subsidiaries to advance or provide funds or other support for the payment or purchase of funded indebtedness (including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements) (other than as may be given in respect of Atmos Energy Marketing, LLC (“AEM”)) and (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of the Borrower or one of its Material Subsidiaries where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided, however, that (x) neither the indebtedness of AEM incurred in connection with the purchase of gas by AEM for resale to the Borrower nor the guaranty by the Borrower or one of its Subsidiaries of such indebtedness shall be included in this definition if such indebtedness has been outstanding for less than two months from the date of its incurrence by AEM and (y) for the purposes of calculating the Debt to Capitalization Ratio, Consolidated Funded Debt will exclude (to the extent otherwise included in Consolidated Funded Debt) (i) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP and (ii) an amount of Hybrid Securities not to exceed a total of 15% of Consolidated Capitalization.

“Consolidated Net Property” shall mean the Fixed Assets less, without duplication, the amount of accumulated depreciation and amortization attributable thereto.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Credit Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Credit Exposure” shall mean, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.

“Debt to Capitalization Ratio” shall mean the ratio of (a) Consolidated Funded Debt to (b) Consolidated Capitalization.

“Default” shall mean any act, condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which either the Administrative Agent has notified the Borrower or the Borrower has notified the Administrative Agent that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreements, credit agreements or other financing agreements, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to or from the Borrower provided for in this definition.

“Default Interest” shall have the meaning set forth in Section 2.10(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” shall mean an entity, whether or not incorporated, which is under common control with the Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of October 22, 2009, among the Borrower, the lenders identified therein and SunTrust Bank, as administrative agent, as amended, modified, supplemented or replaced from time to time.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of September 24, 2010, executed by SunTrust Bank and SunTrust Robinson Humphrey, Inc. and accepted by the Borrower.

“Financial Officer” shall mean any one of the chief financial officer, the controller or the treasurer of the Borrower.

“Fitch” shall mean Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Fixed Assets” shall mean the assets of the Borrower and its Subsidiaries constituting “net property, plant and equipment” on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any indebtedness for borrowed money of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such indebtedness or other obligation or any property constituting security therefor, (b) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such indebtedness or (c) to otherwise assure or hold harmless the owner of such indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount of the indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Obligations” shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hybrid Securities” shall mean any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned subsidiaries) at all times by the Borrower or any of its subsidiaries, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information Memorandum” shall mean the Confidential Executive Summary dated October 2010 relating to the Borrower and the transactions contemplated by this Agreement and the other Credit Documents.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, or three months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv) no Interest Period may extend beyond the Commitment Termination Date.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervener or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) such Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of such Lender or a Parent Company thereof by a governmental authority or an instrumentality thereof.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, each Additional Lender that joins this Agreement pursuant to Section 2.21.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind.

“Loan” shall mean a loan made by a Lender to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder.

“Material Subsidiary” shall mean, at any date, a Subsidiary of the Borrower whose aggregate assets properly included under the category “property, plant and equipment” on the balance sheet of such Subsidiary, less the amount of depreciation and amortization attributable thereto, constitutes at least 10% of Consolidated Net Property as of such date; provided that if at any time the Borrower has Subsidiaries that are not Material Subsidiaries whose total aggregate assets under the category “property, plant and equipment” on the balance sheet of such Subsidiaries, less the amount of depreciation and amortization attributable thereto, constitute more than 20% of Consolidated Net Property as of such date the Borrower shall designate one or more of such Subsidiaries as Material Subsidiaries for the purposes of this Agreement in order that all Subsidiaries of the Borrower, other than Material Subsidiaries, own not more than 20% of Consolidated Net Property.

“Maximum Rate” shall have the meaning set forth in Section 9.12.

“Minority Interests” shall mean interests owned by Persons (other than the Borrower or a Subsidiary of the Borrower) in a Subsidiary of the Borrower in which less than 100% of all classes of the voting securities are owned by the Borrower or its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” shall mean a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“1998 Indenture” shall mean, collectively, that certain Indenture, dated as of July 15, 1998, granted by the Borrower to US Bank Trust National Association, as Trustee, and all Supplemental Indentures thereto.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” shall mean, at any time, indebtedness incurred after the date hereof by the Borrower or a Material Subsidiary in connection with the acquisition of property or assets by the Borrower or such Material Subsidiary or the financing of the construction of or improvements on property, whenever acquired, that, under the terms of such indebtedness and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such indebtedness is limited to the property or assets so acquired, or such construction or improvements, and any accession or additions thereto and proceeds thereof, including indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to such indebtedness or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect at such time. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the Borrower, any Material Subsidiary, any guarantor or any other Person for (a) environmental representations, warranties or indemnities, or (b) indemnities for and liabilities arising from (i) fraud, (ii) misrepresentation, (iii) misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, (iv) waste, (v) materialmen’s and mechanics’ liens or (vi) similar matters.

“Notice of Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.5(b).

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Credit Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Credit Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 9.4(d).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Lien” shall mean, with respect to any asset, the Liens permitted to exist on such asset under Section 6.6.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust, limited liability company or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Physical Trade Contract” shall mean any agreement that is for the purchase, sale, transfer or exchange of natural gas or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and any master agreement relating to or governing any or all of the foregoing, in each case entered into in the ordinary course of business.

“Physical Trade Obligations” shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Physical Trade Contracts, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Physical Trade Contracts and (iii) any and all renewals, extensions and modifications of any Physical Trade Contracts and any and all substitutions for any Physical Trade Contracts.

“Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Preferred Securities” shall mean, at any date, any equity interests in the Borrower, in a Special Purpose Financing Subsidiary of the Borrower or in any other Subsidiary of the Borrower (such as those known as “TECONS”, “MIPS” or “RHINOS”): (a) that are not (i) required to be redeemed or redeemable at the option of the holder thereof prior to the fifth anniversary of the Commitment Termination Date or (ii) convertible into or exchangeable for (unless solely at the option of the Borrower or such Subsidiary of the Borrower) equity interests referred to in clause (i) above or indebtedness having a scheduled maturity, or requiring any repayments or prepayments of principal or any sinking fund or similar payments in respect of principal or providing for any such repayment, prepayment, sinking fund or other payment at the option of the holder thereof prior to the fifth anniversary of the Commitment Termination Date and (b) as to which, at such date, the Borrower or such Subsidiary of the Borrower has the right to defer the payment of all dividends and other distributions in respect thereof for the period of at least 19 consecutive quarters beginning at such date.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Credit Exposure of all Lenders).

“Rating Category” shall mean the applicable credit ratings categories given to the Borrower by Moody’s, S&P and Fitch as set forth on Schedule I.

“Register” shall have the meaning set forth in Section 9.4(c).

“Regulation D, T, U, or X” shall mean Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System (or any successor body) as from time to time in effect, any amendment thereto and any successor to all or a portion thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Commitments of the Lenders at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Credit Exposure of the Lenders; provided however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“SEC” shall mean the Securities and Exchange Commission or any successor agency.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Special Purpose Financing Subsidiary” shall mean a Subsidiary of the Borrower that has no direct or indirect interest in the business of the Borrower and its other Subsidiaries and was formed solely for the purpose of issuing Preferred Securities.

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not, at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% voting equity interest at any time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Event” shall mean (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” shall mean all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.

“2001 Indenture” shall mean, collectively, that certain Indenture, dated as of May 22, 2001, granted by the Borrower to SunTrust Bank, Atlanta, as Trustee, and all Supplemental Indentures thereto.

“2007 Indenture” shall mean, collectively, that certain Indenture, dated as of June 14, 2007, granted by the Borrower to U.S. Bank National Association, as Trustee, and all Supplemental Indentures, if any, thereto.

“2009 Indenture” shall mean, collectively, that certain Indenture, dated as of March 26, 2009, granted by the Borrower to U.S. Bank National Association, as Trustee, and all Supplemental Indentures, if any, thereto.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan”, or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the covenant in Section 5.2 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.2 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Consolidated Funded Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facility. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Commitment) to make Loans to the Borrower in accordance with Section 2.2.

Section 2.2. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the aggregate Credit Exposures of all Lenders exceeding the Aggregate Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3. Procedure for Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Borrowing”) (x) prior to 11:00 a.m. (New York time) one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding exceed six. Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York time) to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a funding of a requested Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Borrowings shall be funded by the Lenders severally on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.5. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.5. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.5, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.5 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. (New York time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.6. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Commitments in part or terminate the Aggregate Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.6 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Commitment Amount to an amount less than the outstanding Credit Exposures of all Lenders.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.7. Repayment of Loans. The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

Section 2.8. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.5, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.5, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.9. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.16. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.3. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.10. Interest on Loans.

(a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b) Upon the occurrence, and during the continuation, of an Event of Default under Section 7.1(a) or, at the option of the Required Lenders, any other Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Commitment of such Lender during the Availability Period. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not be entitled to receive any Commitment Fees under this Section 2.11(b) for any date in which such Lender was and/or continued to be a Defaulting Lender.

(c) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(d) Accrued fees under paragraph (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2010 and on the Commitment Termination Date.

Section 2.12. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.13. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.

Section 2.14. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of the Parent Company of such Lender) as a consequence of its obligations hereunder to a level below that which such Lender or the Parent Company of such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of the Parent Company of such Lender with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Parent Company of such Lender for any such reduction suffered. For the avoidance of doubt, this Section 2.15(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or the Parent Company of such Lender, as the case may be, specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.16. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, reasonable cost or expense directly attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.16 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.15, 2.16 and 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19. Mitigation of Obligations. If any Lender requests compensation under Section 2.15, Section 2.16, or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.20. Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 9.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date and provided that the Borrower shall have received all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of Borrower, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Commitments up to an aggregate amount not to exceed $300,000,000 (the amount of any such increase, the “Additional Commitment Amount”). All Additional Commitments shall have the same terms and conditions applicable to the Commitments established on the Closing Date, including without limitation, as to yield, maturity and amortization. Each Lender shall have the right, for a period of 20 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Credit Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall not elect to increase its Commitment pursuant to subsection (a) of this Section 2.21, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the Additional Commitment Amount.

(c) An increase in the Aggregate Commitment Amount pursuant to this Section 2.21 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrower and by each Additional Lender and by each existing Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added or increased through such agreement and Schedule II shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition and increase of such Commitments.

(e) Upon any increase in the Aggregate Commitment Amount pursuant to this Section 2.21 that is not pro rata among all Lenders, within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

Section 2.22. Defaulting Lenders. If a Lender becomes, and during the period it remains, a Defaulting Lender, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments (or until such Defaulting Lender is no longer deemed to be a Defaulting Lender pursuant to this Section 2.22) at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Loans of the Lenders to be held on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender, and will become a Non-Defaulting Lender (and the Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing) and any amounts held in the segregated non-interest bearing account referenced above shall be distributed to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions To Effectiveness. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2).

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of an executed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) [Reserved];

(iii) evidence satisfactory to Administrative Agent that the Existing Credit Agreement has been terminated and all amounts owing to the Lenders thereunder have been paid in full;

(iv) a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Credit Documents and certifying the name, title and true signature of each officer of the Borrower executing the Credit Documents;

(v) certified copies of the articles or certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdictions of organization of the Borrower and each other jurisdiction in which the failure to so qualify and be in good standing would have or would reasonably be expected to have a Material Adverse Effect;

(vi) a favorable written opinion of inside or outside counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Credit Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii) a certificate in the form of Exhibit 3.1(b)(vii), dated the Closing Date and signed by a Financial Officer, certifying that (A) no Default or Event of Default exists, (B) all representations and warranties of the Borrower set forth in the Credit Documents are true and correct in all material respects, (C) since September 30, 2009, there shall have been no change that has had or could be reasonably expected to have a Material Adverse Effect, (D) there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or any of its properties which would have or be reasonably expected to have a Material Adverse Effect and (E) except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries and all operations at such properties are in compliance in all material respects with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to the properties or the businesses operated by the Borrower or its Subsidiaries, and (c) there are no conditions relating to the businesses or properties that would reasonably be expected to give rise to a material liability under any applicable Environmental Laws;

(viii) if a Borrowing will be made on the Closing Date, a duly executed Notice of Borrowing and a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(ix) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing; and

(x) copies of (A) the internally prepared quarterly financial statements of the Borrower and its subsidiaries on a consolidated basis for the Fiscal Quarter ending on June 30, 2010, and (B) the audited consolidated financial statements for the Borrower and its subsidiaries for the fiscal years ending September 30, 2007, 2008, and 2009.

Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of the Borrower set forth in the Credit Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto;

(c) the Borrower shall have delivered the required Notice of Borrowing; and

(d) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

Section 3.3. Delivery of Documents. All of the Credit Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for any promissory notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Organization and Good Standing. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have or would reasonably be expected to have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.2. Due Authorization. The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary corporate action, to execute, deliver and perform this Agreement and the other Credit Documents.

Section 4.3. No Conflicts. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with, in any material respect, any provision of its articles of incorporation or bylaws, (b) violate, contravene or conflict with, in any material respect, any law, regulation (including without limitation, Regulation U, Regulation X or any regulation promulgated by the Federal Energy Regulatory Commission), order, writ, judgment, injunction, decree or permit applicable to it, (c) except as would not reasonably be expected to result in a Material Adverse Effect, violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or its properties may be bound, or (d) in any material respect, result in or require the creation of any Lien upon or with respect to its properties, other than a Permitted Lien.

Section 4.4. Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents, except any such consent, approval, authorization, order, filing, registration or qualification as would not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Enforceable Obligations. This Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.6. Financial Condition.

(a) The consolidated financial statements delivered to the Lenders pursuant to Section 3.1(b)(x) and pursuant to Section 5.1(a) and (b): (i) have been prepared in accordance with GAAP (subject to the provisions of Section 1.3) and (ii) present fairly in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.

(b) Since September 30, 2009, there has been no sale, transfer or other disposition by the Borrower of any material part of the business or property of the Borrower, and no purchase or other acquisition by the Borrower of any business or property (including any Capital Stock of any other Person) material in relation to the financial condition of the Borrower, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 3.1(b)(x) and pursuant to Section 5.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Agreement and communicated to the Administrative Agent.

Section 4.7. Intentionally Omitted.

Section 4.8. No Default. No Default or Event of Default presently exists and is continuing.

Section 4.9. Intentionally Omitted.

Section 4.10. Taxes. The Borrower and its Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 4.11. Compliance with Law. The Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except where the failure to be in compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

Section 4.12. Material Agreements. Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default has had or would be reasonably expected to have a Material Adverse Effect.

Section 4.13. ERISA. Except as would not result or be reasonably expected to result in a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any Termination Event is reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in material compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably expected to arise on account of any Plan.

(b) No liability has been or is reasonably expected by the Borrower to be incurred under Sections 4062, 4063 or 4064 of ERISA with respect to any Single Employer Plan by the Borrower or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect.

(c) The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(d) Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(e) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or is reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 407, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(f) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 5.1 in accordance with FASB 106.

(g) Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

Section 4.14. Use of Proceeds. The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 5.8. None of such proceeds will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

Section 4.15. Government Regulation.

(a) No proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.

(b) Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by an “investment company”.

Section 4.16. Disclosure. Neither this Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that any projections will be realized).

Section 4.17. Intentionally Omitted.

Section 4.18. Insurance. The Borrower and its Subsidiaries maintain insurance with insurance companies or associations rated by A.M. Best “A” or better in such amounts and covering such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate and/or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

Section 4.19. Franchises, Licenses, Etc. The Borrower and its Subsidiaries possess (a) good title to, or the legal right to use, all properties and assets and (b) all franchises, certificates, licenses, permits and other authorizations, in each case as are necessary for the operation of their respective businesses, except to the extent the failure to possess any of the foregoing would not and would not reasonably be expected to have a Material Adverse Effect.

Section 4.20. Secured Indebtedness. All of the secured indebtedness of the Borrower is set forth on Schedule 4.20 or permitted by Section 6.6.

Section 4.21. Subsidiaries. All Subsidiaries of the Borrower and the designation as to which such Subsidiaries are Material Subsidiaries are set forth on Schedule 4.21. Schedule 4.21 may be updated from time to time by the Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1. Information Covenants. The Borrower will furnish, or cause to be furnished, to the Administrative Agent (who shall forward copies thereof to each Lender):

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with retained earnings and a consolidated statement of cash flows for such fiscal year setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be furnished to the Administrative Agent, shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified by a going concern or similar qualification.

(b) Quarterly Financial Statements. As soon as available, and in any event within 65 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with a related consolidated statement of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and absence of notes.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 5.1(a) and 5.1(b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit 5.1(c), (i) demonstrating compliance with Section 5.2 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Reports. Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly of (i) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Borrower or any Subsidiary: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or such Subsidiary which, if adversely determined, would have or would be reasonably expected to have a Material Adverse Effect or (B) the institution of any proceedings against the Borrower or such Subsidiary with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

(f) ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent and each of the Lenders promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) any communication from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan together with a statement of the amount of liability, if any, incurred or expected to be incurred by the Borrower or any Subsidiary in connection therewith; (iii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iv) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan which is subject to Title IV of ERISA pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (v) any change in the funding status of any Plan that would have or would be reasonably expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by a officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent with such additional information concerning any Plan as may be reasonably requested by the Administrative Agent or any Lender, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or the Required Lenders may reasonably request.

(h) Delivery of Information. Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address www.atmosenergy.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents (which notice the Administrative Agent shall promptly forward to the Lenders). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or facsimile copies of the officer’s certificates required by Section 5.1(c) to the Administrative Agent. Except for such officer’s certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

Section 5.2. Debt to Capitalization Ratio. As of the last day of each fiscal quarter of the Borrower, the Debt to Capitalization Ratio shall be less than or equal to 0.70 to 1.0.

Section 5.3. Preservation of Existence, Franchises and Assets. The Borrower will, and will cause its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except where failure to do so would not or would not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause its Subsidiaries to, generally maintain its properties, real and personal, in good condition, and the Borrower and its Subsidiaries shall not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted, except, in each case, where failure to do so would not or would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Books and Records. The Borrower will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

Section 5.5. Compliance with Law. The Borrower will, and will cause its Subsidiaries to, comply with, and obtain all permits and licenses required by, all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property, if the failure to comply would have or would be reasonably expected to have a Material Adverse Effect.

Section 5.6. Payment of Taxes and Other Claims. The Borrower will, and will cause its Subsidiaries to, pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or indebtedness which is being contested in good faith by appropriate action and as to which adequate reserves therefor, if required, have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would reasonably be expected to have a Material Adverse Effect.

Section 5.7. Insurance. The Borrower will, and will cause its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with insurance companies or associations rated by A.M. Best “A” or better in such amounts and covering such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate and/or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

Section 5.8. Use of Proceeds. The proceeds of the Loans may be used solely (a) to refinance the indebtedness under the Existing Credit Agreement on the Closing Date and to pay related fees and expenses, (b) to fund future acquisitions permitted by Section 4.14 and (c) for working capital, capital expenditures and other lawful corporate purposes of the Borrower; provided, however, that in no event may the proceeds of any Loan be used to make any principal or interest payments on extensions of credit made under that certain 5-Year Revolving Credit Agreement, dated as of December 15, 2006, among the Borrower, the Administrative Agent and the lenders party thereto.

Section 5.9. Audits/Inspections. Upon reasonable prior notice and during normal business hours and no more frequently than once during any fiscal year upon reasonable advance notice through the Administrative Agent to the Borrower, the Borrower will permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s and its Subsidiaries’ property, including their books and records, their accounts receivable and inventory, the Borrower’s and its Subsidiaries’ facilities and their other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to discuss all such matters with the officers, employees and representatives of the Borrower and its Subsidiaries; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 6.1. Nature of Business. The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.

Section 6.2. Consolidation and Merger. The Borrower will not (a) enter into any transaction of merger, or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving corporation.

Section 6.3. Sale or Lease of Assets. Within any period of four consecutive fiscal quarters, the Borrower will not, nor will it permit any Subsidiary to, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a net book value in excess of 25% of Total Assets as calculated as of the end of the most recent such fiscal quarter.

Section 6.4. Arm’s-Length Transactions. The Borrower will not, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the payment or grant of reasonable compensation, benefits and indemnities to any director, officer, employee or agent of the Borrower or any Subsidiary.

Section 6.5. Fiscal Year; Organizational Documents. The Borrower will not (a) change its fiscal year or (b) in any manner that would reasonably be expected to materially adversely affect the rights of the Lenders, change its organizational documents or its bylaws; it being understood that the Borrower’s shareholders may approve an amendment to the Borrower’s Articles of Incorporation to permit the issuance of Preferred Securities.

Section 6.6. Liens. The Borrower will not, nor will it permit any of its Material Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for the following: (a) Liens securing Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate action and for which adequate reserves, if required, determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate action and for which adequate reserves, if required, determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default or securing appeal or other surety bonds related to such judgments, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien on any assets securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, operating, constructing, altering, repairing or improving all or part of such assets; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof, completion of construction, improvement or repair, or commencement of commercial operation of such assets, (k) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or one of its Subsidiaries and not created in contemplation of such event, (l) any Lien existing on any asset prior to the acquisition thereof by the Borrower or one of its Subsidiaries and not created in contemplation of such acquisition, (m) any Lien on the assets of the Borrower or any Material Subsidiary pursuant to Section 803 of the 1998 Indenture, Section 803 of the 2001 Indenture, Section 803 of the 2007 Indenture, or Section 803 of the 2009 Indenture if placed on the property of the Borrower or such Material Subsidiary on an equal and ratable basis with Liens securing Obligations and other Liens that may be placed on the properties of the Borrower or such Material Subsidiary in the future, (n) any Lien created in connection with a project financed with, or created to secure, Non-Recourse Indebtedness, (o) Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing indebtedness in respect of commercial letters of credit, (p) Liens that have been placed by any developer, landlord or other third party on property over which the Borrower or any Material Subsidiary has easement rights or on any real property leased by the Borrower or any Material Subsidiary and subordination or similar agreements relating thereto, (q) any condemnation or eminent domain proceedings affecting any real property, (r) any provision for the retention of title to an asset by vendor or transferor of such asset which asset is acquired by the Borrower or a Material Subsidiary in a transaction entered into in the ordinary course of business, (s) Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets, (t) Liens on Fixed Assets not otherwise permitted by this Agreement securing indebtedness in the aggregate (at the time such Liens are created) not in excess of ten percent (10%) of Consolidated Net Property, (u) Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, securing Hedging Obligations and/or Physical Trade Obligations, in each case so long as the aggregate principal amount of cash securing such Hedging Obligations and Physical Trade Obligations, do not exceed ten percent (10%) of Consolidated Net Worth, (v) Liens on accounts and related assets arising under an areawide utility contract or similar contract with the federal government related to energy management, conservation, or similar services, securing indebtedness of the Persons to whom Borrower has subcontracted to provide such services to the federal government and (w) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (v) for amounts not exceeding the principal amount of the indebtedness (including undrawn commitments) secured by the Lien so extended, renewed or replaced (except for accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such extension, renewal or replacement); provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall default in the payment (i) when due of any principal of any of the Loans or (ii) within three Business Days of when due of any interest on the Loans or of any fees owing hereunder or any of the other Credit Documents or (iii) within ten days of when due of any other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto (including without limitation the certificate delivered pursuant to Section 3.1(b)(vii)) shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.2, 5.3 (as to maintenance of existence of the Borrower only), 5.9 or 6.1 through 6.6 inclusive; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.1 and such default shall continue unremedied for a period of five Business Days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), or (c)(ii) of this Section 7.1) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Credit Documents. The Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of (i) the Borrower becoming aware of such default or notice thereof given by the Administrative Agent or (ii) any Credit Document shall fail to be in full force and effect or the Borrower shall so assert.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Material Subsidiaries: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Material Subsidiaries or for any substantial part of its property or order the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any of its Material Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Material Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Material Subsidiaries shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements. With respect to any indebtedness of the Borrower in excess of $100,000,000 (other than indebtedness outstanding under this Agreement or Non-Recourse Indebtedness) (A) the Borrower shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such indebtedness, or (2) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder of the holders of such indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such indebtedness to become due prior to its stated maturity; or (B) any such indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, or by a mandatory prepayment upon specified events or conditions, in each case, prior to the stated maturity thereof; or (C) any such indebtedness shall mature and remain unpaid.

(g) Judgments. One or more final judgments, orders, or decrees shall be entered against the Borrower involving a liability of $100,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of 90 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA. The occurrence of any of the following events or conditions if any of the same would be reasonably expected to result in a liability of an amount greater than or equal to $20,000,000: (A) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (D) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i) Change of Control. The occurrence of any Change of Control.

Section 7.2. Acceleration; Remedies. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid amount of all Borrower Obligations to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents or otherwise available at law or in equity, including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

Section 7.3. Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement, but subject in all respects to Section 2.22, after the occurrence of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Credit Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 8.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 8.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 8.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Credit Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 8.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 8.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Credit Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 8.8. Authorization to Execute other Credit Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Credit Documents other than this Agreement.

Section 8.9. Co-Documentation Agents; Syndication Agent. Each of the Lenders and the Borrower hereby acknowledges and agrees that the Co-Documentation Agents and the Syndication Agent shall have no duties or obligations under any Credit Documents to any Lender or the Borrower.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or to the extent permitted below, by email as follows:

To the Borrower:	Atmos Energy Corporation
Three Lincoln Centre, Suite 1800
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Fred E. Meisenheimer
Telecopy Number: (214) 550-5641
Email Address: Fred.Meisenheimer@atmosenergy.com

With a copy to:	Atmos Energy Corporation
700 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Treasury Department
Telecopy Number: (972) 855-3266
Email Address: treasury@atmosenergy.com

and	Atmos Energy Corporation
Three Lincoln Centre, Suite 700
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Rob Smith
Telecopy Number: (214) 550-5644
Email Address: rob.smith@atmosenergy.com

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Andrew Johnson
Telecopy Number: (404) 827-6270
Email Address: Andrew.Johnson@suntrust.com

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Tecla Hurley
Telecopy Number: (404) 221-2001
Email Address: agency.services@suntrust.com

and

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100
Email Address: czalford@kslaw.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 9.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 9.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Credit Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended or the amounts owed to such Lender reduced without the consent of such Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 9.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Credit Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Credit Document shall be consummated), and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under the Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Credit Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

Section 9.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Credit Exposure or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.17(e) if such assignee is a Foreign Lender.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Administrative Agent shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 9.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of this Agreement or such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 9.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over any Lender or its parent; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Credit Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof, except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 9.5 and brought in any court referred to in paragraph (b) of this Section 9.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1, provided that such service of process is delivered only by overnight courier, signature required. Nothing in this Agreement or in any other Credit Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 9.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Credit Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 9.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Credit Documents, and the making of the Loans.

Section 9.10. Severability. Any provision of this Agreement or any other Credit Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11. Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any Information, except that such Information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 9.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 9.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 9.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Credit Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Credit Documents.

Section 9.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 9.15. Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Agreement shall be deemed to have occurred in New York.

Section 9.16. No Fiduciary Duty. The Administrative Agent, the Syndication Agent, the Co-Documentation Agents, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.”

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATMOS ENERGY CORPORATION, as Borrower

By:	/s/ FRED E. MEISENHEIMER
	Name:	Fred E. Meisenheimer
	Title:	Senior Vice President, CFO, and Treasurer

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK, as Administrative Agent and as a Lender

By:	/s/ YANN PIRIO
	Name:	Yann Pirio
	Title:	Director

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as Syndication Agent and as a Lender

By:	/s/ KATIE KLOECKNER
	Name:	Katie Kloeckner
	Title:	Assistant Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ ERIC COSGROVE
	Name:	Eric Cosgrove
	Title:	Vice President U.S. Bank, N.A.

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
as a Co-Documentation Agent and as a Lender

By:	/s/ ALLISON W. CONNALLY
	Name:	Allison W. Connally
	Title:	Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ MORGAN A. LYONS
	Name:	Morgan A. Lyons
	Title:	Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

LLOYDS TSB BANK PLC, as a Lender

By:	/s/ DEBORAH CARLSON
	Name:	Deborah Carlson
	Title:	Director Corporate Banking USA C103

By:	/s/ CANDI OBRENTZ
	Name:	Candi Obrentz
	Title:	Vice President Financial Institutions,
North America O013

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ MATTHEW MAIN
	Name:	Matthew Main
	Title:	Managing Director

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ LINDA TERRY
	Name:	Linda Terry
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ MARK WALTON
	Name:	Mark Walton
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

COMERICA BANK, as a Lender

By:	/s/ ROBERT L. NELSON
	Name:	Robert L. Nelson
	Title:	VP

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

MORGAN STANLEY, as a Lender

By:	/s/ RYAN VETSCH
	Name:	Ryan Vetsch
	Title:	Authorized Signatory

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:	/s/ MIKE MEDENHALL
	Name:	Mike Medenhall
	Title:	Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

COMPASS BANK, as a Lender

By:	/s/ STUART MURRAY
	Name:	Stuart Murray
	Title:	Senior Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

CITIBANK, N.A., as a Lender

By:	/s/ JOHN F. MILLER
	Name:	John F. Miller
	Title:	Attorney-In-Fact

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ PHILIPPE SANDMEIER
	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ STEFAN FRECKMANN
	Name:	Stefan Freckmann
	Title:	Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

CREDIT AGRICOLE, as a Lender

By:	/s/ DIXON SCHULTZ
	Name:	Dixon Schultz
	Title:	Director

By:	/s/ SHARADA MANNE
	Name:	Sharada Manne
	Title:	Director

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

BANK OF TEXAS, N.A., as a Lender

By:	/s/ DAVID K. FELAN
	Name:	David K. Felan
	Title:	Senior Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ IRJA R. OTSA
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

By:	/s/ MARY E. EVANS
	Name:	Mary E. Evans
	Title:	Associate Director, Banking Products Services, US

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

PNC BANK, National Association, as a Lender

By:	/s/ ROBIN C. BUNCH
	Name:	Robin C. Bunch
	Title:	Credit Officer

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

UMB BANK, N.A., as a Lender

By:	/s/ DAVID A PROFFITT
	Name:	David A. Proffitt
	Title:	Senior Vice President

[SIGNATURE PAGE TO 180-DAY REVOLVING CREDIT AGREEMENT]

Schedule I

APPLICABLE MARGINS AND APPLICABLE PERCENTAGES

Level	Rating Category Moody’s/S&P/ Fitch	Applicable Margin for Eurodollar Advances	Applicable Margin for Base Rate Advances	Applicable Commitment Fee Percentage
I	≥A3/A-/ A-	1.50%	0.50%	0.150%
II	Baa1/ BBB+/ BBB+	1.75%	0.75%	0.175%
III	Baa2/ BBB/ BBB	2.00%	1.00%	0.250%
IV	Baa3/ BBB-/ BBB-	2.25%	1.25%	0.375%
V	≤Ba1/ BB+/ BB+	2.75%	1.75%	0.500%

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior, unsecured long-term debt securities of the Borrower without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect on any date is that in effect at the close of business on such date. If the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Borrower fall within different Levels, the highest rating (or numerically lower Level) shall apply, unless the ratings differ by more than one Level, in which case, if the rating is the same by two rating agencies, and the third agency rating is lower, then the higher rating shall govern and otherwise, the governing rating shall be the rating next below the highest of the three. If the Borrower is not rated by Moody’s, S&P or Fitch, then the rate shall be established by reference to Level V.

If the rating system of Moody’s, S&P or Fitch shall change, or if any of these rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower, the Lenders and the Administrative Agent shall negotiate in good faith to amend this Schedule to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to any such change or cessation. If after a reasonable time (not to exceed 90 days) the parties cannot agree to a mutually acceptable amendment, the Applicable Margin and the Applicable Percentage shall be determined by reference to Level V.

[SCHEDULE I]

Schedule II

COMMITMENT AMOUNTS

Lender	Commitment Amount
SunTrust Bank	$16,250,000
Wells Fargo Bank, N.A.	$15,000,000
Bank of America, N.A.	$15,000,000
U.S. Bank National Association	$15,000,000
Compass Bank	$15,000,000
Fifth Third Bank	$15,000,000
UBS Loan Finance LLC	$15,000,000
Deutsche Bank AG New York Branch	$10,000,000
Lloyds TSB Bank PLC	$10,000,000
Credit Agricole	$10,000,000
Morgan Stanley	$9,028,500
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$7,221,500
Citibank, N.A.	$6,250,000
The Royal Bank of Scotland plc	$6,250,000
Bank of Texas, N.A.	$6,250,000
Goldman Sachs Bank USA	$6,250,000
The Northern Trust Company	$6,250,000
PNC Bank, National Association	$6,250,000
Comerica Bank	$5,000,000
UMB Bank, N. A.	$5,000,000
TOTAL	$200,000,000

[SCHEDULE II]

SCHEDULE 4.20

Secured Indebtedness as of June 30, 2010

	Interest Rate	Maturity	Balance at 6/30/10

Rental Property fixed rate term notes	various	due 2013 due in installments	$458,331.89

Total Secured Indebtedness			$458,331.89

[SCHEDULE 4.20]

SCHEDULE 4.21

SUBSIDIARIES (1)

Name	State or Country of Incorporation

BLUE FLAME INSURANCE SERVICES, LTD	Bermuda
(wholly-owned subsidiary of Atmos Energy Corporation)

MISSISSIPPI ENERGIES, INC.	Mississippi
(wholly-owned subsidiary of Atmos Energy Corporation)

UNITARY GH&C PRODUCTS, LLC	Delaware
(28% owned by Mississippi Energies, Inc.)

ATMOS ENERGY HOLDINGS, INC.	Delaware
(wholly-owned subsidiary of Atmos Energy Corporation)

ATMOS ENERGY SERVICES, LLC	Delaware
(a limited liability company, wholly-owned by Atmos Energy Holdings, Inc.)

EGASCO, LLC	Texas
(a limited liability company, wholly-owned by Atmos Energy Holdings, Inc.)

ATMOS ENERGY MARKETING, LLC	Delaware
(a limited liability company, wholly-owned by Atmos Energy Holdings, Inc.)

ATMOS POWER SYSTEMS, INC.	Georgia
(a wholly-owned subsidiary of Atmos Energy Holdings, Inc.)

[SCHEDULE 4.21]

Name	State or Country of Incorporation

ATMOS PIPELINE AND STORAGE, LLC	Delaware
(a limited liability company, wholly-owned by Atmos Energy Holdings, Inc.)

UCG STORAGE, INC.	Delaware
(wholly-owned by Atmos Pipeline and Storage, LLC)

WKG STORAGE, INC.	Delaware
(wholly-owned by Atmos Pipeline and Storage, LLC)

ATMOS EXPLORATION AND PRODUCTION, INC.	Delaware
(wholly-owned by Atmos Pipeline and Storage, LLC)

TRANS LOUISIANA GAS PIPELINE, INC.	Louisiana
(wholly-owned by Atmos Pipeline and Storage, LLC)

TRANS LOUISIANA GAS STORAGE, INC.	Delaware
(wholly-owned by Atmos Pipeline and Storage, LLC)

FORT NECESSITY GAS STORAGE, LLC	Delaware
(a limited liability company, wholly-owned by Atmos Pipeline and Storage, LLC)

ATMOS GATHERING COMPANY, LLC	Delaware
(a limited liability company, wholly-owned by Atmos Pipeline and Storage, LLC)

PHOENIX GAS GATHERING COMPANY	Delaware
(wholly-owned by Atmos Gathering Company, LLC)

(1)	No Subsidiary of the Borrower currently qualifies as a Material Subsidiary as that term is defined in the Agreement.

[SCHEDULE 4.21]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

(180-Day Facility)

[Date]

Reference is made to the Revolving Credit Agreement dated as of October 15, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among Atmos Energy Corporation, a Texas and Virginia corporation, the lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

[Name of Assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of Assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the Commitment of the Assignor on the Assignment Date and Credit Exposure owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 9.4(b)(iv) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under Section 9.4 of the Credit Agreement (subject to receipt of such consents as may be required under Section 9.4(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Choose in the alternative [Alternative A: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.] [Alternative B: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

(“Effective Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders thereunder)
Commitment:	$	%

The terms set forth above are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

The undersigned hereby consents to the within assignment1:

ATMOS ENERGY CORPORATION		SUNTRUST BANK, as Administrative Agent:

By:		By:
	Name:		Name:
	Title:		Title:

[1]	Consents to be included to the extent required by Section 9.4(b)(iii) of the Credit Agreement.

EXHIBIT 2.3

FORM OF NOTICE OF BORROWING

(180-Day Facility)

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E.

Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of October 15, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Aggregate principal amount of Borrowing[2]:

(B)	Date of Borrowing (which is a Business Day):

(C)	Interest Rate basis[3]:

(D)	Interest Period[4]:

(E)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

ATMOS ENERGY CORPORATION

By:
Name:
Title:

[2]	Not less than $5,000,000 for Eurodollar Borrowing or $1,000,000 for Base Rate Borrowing.
[3]	Eurodollar Borrowing or Base Rate Borrowing.
[4]	Which must comply with the definition of “Interest Period” and end not later than the Commitment Termination Date.

2.3-1

EXHIBIT 2.5

FORM OF NOTICE OF CONTINUATION/CONVERSION

(180-Day Facility)

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E.

Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of October 15, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies:

(B)	Principal amount of Borrowing to be converted/continued:

(C)	Effective date of election (which is a Business Day):

(D)	Interest rate basis:

(E)	Interest Period:

Very truly yours,

ATMOS ENERGY CORPORATION

By:
Name:
Title:

2.5-1

EXHIBIT 3.1(b)(iv)

FORM OF SECRETARY’S CERTIFICATE OF ATMOS ENERGY CORPORATION

(180-Day Facility)

Reference is made to the Revolving Credit Agreement dated as of October 15, 2010 (the “Credit Agreement”), among Atmos Energy Corporation (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1 of the Credit Agreement.

I,                                         , Secretary of the Borrower, DO HEREBY CERTIFY that:

(a) annexed hereto as Exhibit A is a true, correct and complete copy of the Amended and Restated Articles of Incorporation of the Borrower, and all amendments thereto, for each of the State of Texas and the Commonwealth of Virginia. Except as shown on Exhibit A, each of such Amended and Restated Articles of Incorporation of the Borrower has not been amended or otherwise modified since [date] and at all times hereafter through the date hereof;

(b) annexed hereto as Exhibit B is a true and correct copy of the Amended and Restated Bylaws of the Borrower as in effect on [date]5 and at all times thereafter through the date hereof;

(c) annexed hereto as Exhibit C is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Borrower at its meeting on [date] with respect to the transactions contemplated by the Credit Agreement, which resolutions are the only resolutions adopted by the Board of Directors of the Borrower or any committee thereof relating to the Credit Agreement and the other Loan Documents to which the Borrower is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and

(d) each of the persons named below is and has been at all times since [date] a duly elected and qualified officer of the Borrower holding the office set forth opposite her name and the signature set forth opposite her name is her genuine signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]

[5]	This date should be prior to the date of the resolutions referred to in clause (d).

3.1(b)(iv)-1

Name	Title	Specimen Signature

IN WITNESS WHEREOF, I have hereunto signed my name this      day of [month], [year].

Name
Secretary

I,                                         , [                                        ] of the Borrower, do hereby certify that                                          has been duly elected, is duly qualified and is the [Assistant] Secretary of the Borrower, that the signature set forth above is [his/her] genuine signature and that [he/she] has held such office at all times since [date].6

Name:
Title:

[6]	This certification should be included as part of the Secretary’s certificate and signed by one of the officers whose incumbency is certified pursuant to clause (e) above.

3.1(b)(iv)-2

Exhibit A

[Articles of Incorporation]

3.1(b)(iv)-3

Exhibit B

[Bylaws]

3.1(b)(iv)-4

Exhibit C

[Resolutions]

3.1(b)(iv)-5

EXHIBIT 3.1(b)(vii)

FORM OF OFFICER’S CERTIFICATE OF ATMOS ENERGY CORPORATION

(180-Day Facility)

Reference is made to the Revolving Credit Agreement dated as of October 15, 2010 (the “Credit Agreement”), among Atmos Energy Corporation (the “Borrower”), the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vi) of the Credit Agreement.

I,                                         , [                                        ] of the Borrower, DO HEREBY CERTIFY that:

(a) no Default or Event of Default exists;

(b) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects;

(c) since September 30, 2009, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or any of their properties which would have or be reasonably expected to have a Material Adverse Effect;

(e) except as would not result or be reasonably expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries and all operations at such properties are in compliance in all material respects with all applicable Environmental Laws, (b) there is no violation of any Environmental Law with respect to such properties or the businesses operated by the Borrower or its Subsidiaries (the “Businesses”), and (c) there are no conditions relating to the Businesses or such properties that would reasonably be expected to give rise to a material liability under any applicable Environmental Laws; and

(f) attached hereto as Exhibit A are true, correct and complete copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders are in full force and effect and all applicable waiting periods have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof is ongoing.

3.1(b)(vii)-1

IN WITNESS WHEREOF, I have hereunto signed my name this      day of [month], [year].

Name:
Title:

3.1(b)(vii)-2

Exhibit A

[third party consents and approvals]

3.1(b)(vii)-3

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

(180-Day Facility)

To:	SunTrust Bank, as Administrative Agent

303 Peachtree St., N.E.

Atlanta, GA 30308

Attention: Mark Huffstetler

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement dated as of October 15, 2010 (as amended and in effect on the date hereof, the “Credit Agreement”), among Atmos Energy Corporation (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I,                                         , being the duly elected and qualified, and acting in my capacity as treasurer of the Borrower, hereby certify to the Administrative Agent and each Lender as follows:

1. The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending                                          fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2. The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article V of the Credit Agreement calculated from the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.

3. Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default.

Name:
Title: Treasurer

5.1(c)-1

Attachment 1 to Compliance Certificate

5.1(c)-2